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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] For the fiscal year ended December 31, 2004


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                       For the transition period from _________ to

                          Commission file number 1-6659
                                                 ------


                           A. Full title of the Plan:

                               AQUA AMERICA, INC.
                                EMPLOYEES 401(k)
                             SAVINGS PLAN AND TRUST

          B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                               AQUA AMERICA, INC.
                             762 W. LANCASTER AVENUE
                               BRYN MAWR, PA 19010


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                               AQUA AMERICA, INC.
                     EMPLOYEES 401(K) SAVINGS PLAN AND TRUST


The following audited financial statements are included with this report:



Exhibit                                                       Page
--------                                                      ----
23.1      Consent of Beard Miller Company LLP                   4
99.1      Financial Statements and Supplemental Schedules       5
          as of December 31, 2004 and 2003



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Aqua America, Inc. has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                               AQUA AMERICA, INC.
                     EMPLOYEES 401(K) SAVINGS PLAN AND TRUST


  Plan Sponsor:                                               Date

/s/ Roy H. Stahl                                             6/27/05
-------------------------------------------------            -------
    Roy H. Stahl
    Executive Vice President and General Counsel
    Aqua America, Inc.